As filed with the U.S. Securities and Exchange Commission on February 2, 2024

Registration No. 333-253826

333-219982

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253826

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219982

UNDER

THE SECURITIES ACT OF 1933

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1373159
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of principal executive offices, including zip code)

Venator Materials 2017 Stock Incentive Plan

(Full title of the plan)

Simon Turner

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

+44 (0) 1740 608 091

(Name, address and telephone number of agent for service)

With a copy to:

Julia Danforth

Mathieu Kohmann

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Venator Materials PLC, a public limited company organized under the laws of England and Wales (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (together, the “Registration Statements”), which had been previously filed with the U.S. Securities and Exchange Commission, to deregister any and all of the Company’s ordinary shares (the “Ordinary Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the number of shares listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-253826, registering 5,000,000 Ordinary Shares issuable under the Venator Materials 2017 Stock Incentive Plan; and

•	Registration Statement No. 333-219982, registering 14,025,000 Ordinary Shares issuable under the Venator Materials 2017 Stock Incentive Plan.

On May 14, 2023, the Company and certain of its direct and indirect subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On July 25, 2023, the Bankruptcy Court entered an order confirming the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as subsequently amended, the “Plan”). On October 12, 2023, the Company filed a Notice of Occurrence of the Effective Date of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Further Technical Modifications), upon which the Plan became effective in accordance with its terms and the Debtors emerged from Chapter 11.

As a result of the Chapter 11 Cases and the Company’s emergence from Chapter 11, the Company has terminated all offerings of Ordinary Shares pursuant to the Registration Statements. Effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all such Ordinary Shares that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Ordinary Shares, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wynyard, United Kingdom, on February 2, 2024.*

VENATOR MATERIALS PLC

By:	/s/ Simon Turner
Name:	Simon Turner
Title:	Chief Executive Officer, President and Director (Principal Executive Officer)

* No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.